Exhibit 10.2

List of Holders

Noteholder	Principal Amount	Date of Note
Karen Finerman	$6,751.05	October 2, 2020
Jeffrey Schwarz Children’s Trust	$10,126.55	October 2, 2020
Jeffrey Schwarz Children’s Trust	$10,866.02	October 2, 2020
Metropolitan Capital Partners V LLC	$40,822.87	October 1, 2020
Jonathan Guss	$1,519.01	October 2, 2020
Stephanie Guss	$590.75	October 2, 2020